Exhibit 99.2

CORPORATE PARTICIPANTS
Pablo E. Paez Executive Vice President-Corporate Relations, The GEO Group, Inc.	J. David Donahue Senior Vice President & President-GEO Secure Services, The GEO Group, Inc.

George C. Zoley	Ann M. Schlarb
Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.	Senior Vice President & President-GEO Care, The GEO Group, Inc.

Brian R. Evans
Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

OTHER PARTICIPANTS

Joe Gomes	David Naftzger
Analyst, Noble Capital Markets, Inc.	Analyst, Artiea Capital Management.

Mitra Ramgopal	Harvey Poppel
Analyst, Sidoti & Co. LLC	Owner, Poptech LP

Management Discussion Section
Operator

Good morning, and welcome to The GEO Group First Quarter 2020 Earnings Conference Call. All participants will be in a listen-only mode. [Operator Instructions] After today’s presentation, there will be an opportunity to ask questions. [Operator Instructions] Please note this event is being recorded.

I would now like to turn the conference over to Pablo Paez, Executive Vice President of Corporate Relations. Please go ahead.

Pablo E. Paez

Executive Vice President-Corporate Relations, The GEO Group, Inc.

Thank you, operator. Good morning, everyone, and thank you for joining us for today’s discussion of The GEO Group’s first quarter 2020 earnings results. With us today are George Zoley, Chairman and Chief Executive Officer; Brian Evans, Senior Vice President and Chief Financial Officer; Ann Schlarb, Senior President and President of GEO Care; and David Donahue, Senior President of GEO Secure Services.

This morning, we will discuss our first quarter results and outlook for the balance of the year. We will conclude the call with a question-and-answer session. This conference call is also being webcast live on our Investor website at investors.geogroup.com.

Today, we will discuss non-GAAP basis information. A reconciliation from non-GAAP basis information to GAAP basis results is included in the press release and supplemental disclosure we issued this morning. Additionally, much of the information we will discuss today, including the answers we give in response to your questions, may include forward-looking statements regarding our beliefs and current expectations with respect to various matters. These forward-looking statements are intended to fall within the Safe Harbor provisions of the securities laws. Our actual results may differ materially from those in the forward-looking statements as a result of various factors contained in our Securities and Exchange Commission filings, including the Form 10-K, 10-Q and 8-K reports.

With that, please allow me to turn this call over to our Chairman and CEO, George Zoley. George?

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

Thank you, Pablo, and good morning to everyone. This morning, we reported our first quarter results, updated our guidance for the full year and issued guidance for the second quarter. As our country and the world faced an unprecedented health and economic crisis, GEO employees and facilities throughout the United States and internationally have also been impacted by the spread of COVID-19 virus. Some of our employees live in communities that have endured significant hardship and a few of our facilities have experienced cases of COVID-19 in both our staff and individuals entrusted to our care. From the outset of this global pandemic, our corporate, regional and field staff have implemented comprehensive steps to address and mitigate the risks of COVID-19 to all of those in our care and our employees. Ensuring the health and safety of all those in our facilities and our employees has always been our number one priority.

As a longstanding provider of essential government services, we have the experience with the implementation of best practices for the prevention, assessment and the management of infectious diseases. All of our facilities operate safely and without overcrowded conditions. All of our facilities have access to regular hand washing with clean water and soap as well as ample hygiene and sanitation products. All of our GEO Secure facilities provide 24/7 access to healthcare. In the case of our ICE Processing Centers, the number of healthcare staff is typically double the number of healthcare staff at state correctional facilities. Most of our facilities are equipped with airborne infection isolation rooms specifically designed to manage infectious diseases.

During this call, David Donahue and Ann Schlarb will discuss the steps we’ve taken at our GEO Secure Services and GEO Care facilities to implement best practices consistent with the guidance issued by the Center for Disease Control and Prevention. Even though we have continued our operations as an essential government service provider, the spread of COVID-19 has also negatively impacted our projected revenues and cash flows for the year.

Our ICE and U.S. Marshals facilities have experienced lower overall occupancy as a result of declines in crossings and apprehensions along the Southwest border, as well as a decrease in court and sentencing activity at the federal level. Additionally, the federal government recently issued COVID-19 operational guidance recommending the reduction to 75% capacity at ICE Processing Centers where possible to promote social distancing practices.

It’s important to note that most of our GEO Secure facilities contract contain fixed price or minimum guarantee payment provisions intended to ensure adequate staffing levels and consistent service delivery. Currently, our ICE Processing Centers and U.S. Marshals facilities are operating at around the capacity level tied to the fixed price or minimum guarantee payment provisions. Although it is possible that we may experience an improvement in occupancy levels at ICE in U.S. Marshals facilities later this year, our updated financial guidance assumes a continuation of the currently lower levels for the entire year. With respect to offsite medical expenses at our ICE Processing Centers and U.S. Marshals facilities, the federal government typically bears the cost for offsite medical care.

Our GEO Care segment has also experienced a decline in revenue, primarily related to lower occupancy across our GEO Reentry centers and day reporting programs. While we hope the trends will improve later this year, our updated guidance assumes lower occupancy levels for the entire year. During the first quarter, we began the intake process at the government owned 512-bed El Centro Detention Facility in California under a new nine year fixed monthly price contract with the U.S. Marshals Service.

We also completed the intake process and achieved normalized operations at our company-owned 1,800-bed North Lake Correctional Facility in Michigan. And in Texas, we completed the intake process and achieved normalized operations at the county-owned 1,800 bed Reeves County Detention Center I & II and – I and the 1,376 bed Reeves County Detention Center III. These facilities were activated under new 10 year contracts with the Federal Bureau of Prisons, providing for fixed monthly payments.

Before I turn the call over to Brian Evans to review the results outlook and liquidity position, I would like to say a few words about our frontline employees. Every day more than 20,000 GEO employees report to work at over 200 GEO facilities and program locations. These frontline employees make daily sacrifices to care for all of those in our facilities and programs. They are security officers, social workers, case managers, teachers, maintenance staff, doctors, nurses, but more importantly they are members of the diverse communities whose families have also been impacted like everyone else.

I’d like to express our deepest gratitude and appreciation to all of our frontline GEO employees for their daily dedication and sacrifice which is truly an inspiration for us all. Despite this quarter’s many challenges, our revenues and cash flows remained resilient and continue to support our dividend payments.

I’ll now turn the call over to Brian Evans.

Brian R. Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

Thank you, George. Good morning, everyone. Today, we reported first quarter revenues of approximately $605 million and net income attributable to GEO of $0.21 per diluted share. Our first quarter results reflect approximately $0.03 per share in higher employment tax expense which are frontloaded in the first quarter of each year. Additionally, our first quarter results reflect a $400,000 gain on real estate assets, a $1.6 million gain on the extinguishment of debt, $2 million in startup expenses, $1.9 million in closeout expenses and $900,000 in COVID-19 related expenses all pre-tax associated with additional personal protective equipment, diagnostic test and medical expenses.

Excluding these items, we reported first quarter adjusted net income of $0.24 per diluted share. We also reported first quarter 2020 AFFO of $0.55 per diluted share. As George discussed, the spread of COVID-19 has resulted in lower occupancy at a number of our facilities and programs beginning in late March and is therefore expected to result in lower full year revenues, primarily for our ICE and U.S. Marshal facilities and our GEO Reentry Services business.

Currently, our ICE and U.S. Marshals facilities are operating at or around the capacity level tied to the fixed price and minimum occupancy payment provisions in our contract. While it is possible that we may experience an increase in occupancy levels at these facilities later this year, our updated full year guidance assumes a continuation of the currently lower levels through the end of the year, resulting in an estimated revenue decline of approximately 8% for the full year.

Our GEO Reentry Services business has also seen an occupancy decline beginning in late March in both our residential centers and non-residential day reporting centers due to lower levels of referrals by federal, state and local agencies.

Again, while it is possible that referral levels may increase later this year, our updated full year guidance assumes lower occupancy levels for our Reentry segment through the end of the year, resulting in an estimated revenue decline of approximately 4% for the full year. We have also increased our spending on personal protective equipment, diagnostic testing and medical expenses as a result of COVID-19 and expect to incur several million dollars in non-recurring costs during 2020.

Our updated guidance continues to assume no contribution from our Central Valley, Desert View and Golden State facilities in California. Even though we are hopeful these facilities will be activated as ICE Processing Center annexes during the second half of this year. Despite several challenges, we believe that our cash flows and revenues remain resilient. We expect full year net income attributable to GEO to be in a range of $0.92 to $1.04 per diluted share. We expect full year adjusted net income to be in a range of $1 to $1.12 per diluted share. We expect full year AFFO to be in a range of $2.25 to $2.35 per diluted share.

For the second quarter, we expect net income attributable to GEO to be in a range of $0.20 to $0.24 per diluted share and adjusted net income to be in a range of $0.23 to $0.27 per diluted share. We expect second quarter AFFO to be between $0.54 and $0.58 per diluted share. As a reminder, compared to our first quarter results, our subsequent quarters historically reflect lower employment tax expenses which are front-loaded in the first quarter of each year.

Moving to our capital structure. At the end of the first quarter, we had approximately $32 million in cash on hand and approximately $350 million in available capacity under our revolving credit facility, in addition to an accordion feature $450 million under our credit facility.

With respect to our capital expenditures, we expect total CapEx in 2020 to be approximately $85 million, including $20 million – $19 million for maintenance CapEx below our previous estimate.

At this time, I will turn the call over to Dave Donahue for a review of GEO Secure Services segment.

J. David Donahue

Senior Vice President & President-GEO Secure Services, The GEO Group, Inc.

Thanks, Brian, and good morning, everyone. I’d like to provide you with an update on our GEO Secure Services business unit and specifically on the steps we’ve taken at our Secure Service facilities to address and mitigate the risk associated with COVID-19. From the onset of the pandemic, we issued guidance to all of our facilities consistent with the guidance issued for Correctional and Detention Facilities by the Centers for Disease Control and Prevention. We immediately updated our policies and procedures to include best practices for the prevention, assessment and management of COVID-19, again relying on the guidance issued by the CDC. These best practices include the implementation of quarantine and cohorting procedures to isolate confirmed and presumptive cases of COVID-19, including medical isolation and the use of airborne infection isolation rooms at our facilities.

We also provided educational guidance to our employees and individuals in our care on the best preventive measures to avoid the spread of COVID-19, such as frequent and careful handwashing, avoiding touching areas of the face including facial hair, avoiding individuals exhibiting flu-like symptoms, proper cough and sneeze etiquette, social distancing requirements, and adjustments to laundry and meal schedules. We have increased the distribution of personal hygiene products including soap, shampoo and body wash and tissue paper to at least twice per week at all of our facilities and more frequently if needed. Additionally, bars of soap or soap dispensers are placed at each sink daily for hand-washing.

We have also deployed specialized sanitation teams to sterilize high contact areas of our facilities and have developed intensive schedules and procedures for the cleaning and disinfecting of facility spaces above and beyond normal cleaning activities. We have procured additional cleaning equipment and sanitation products that are proven healthcare grade disinfectants. We advise our employees to remain home if they exhibit flu-like symptoms, and we’ve exercised flexible paid leave and paid time off policies to allow for employees to remain home if they exhibit flu-like symptoms or to care for a family member.

We engage with our government partners to promptly suspend non-essential visitation at all of our facilities and we have employed additional measures during the intake process in all of our facilities to include screening specific to COVID-19. These additional screening procedures include temperature checks for all staff and any legally required visits before entering our facilities as well. Verbal medical screen questionnaires are also available. We ordered and received swab kits for COVID-19 from a national supplier and we enacted quarantine and testing policies for any employees who may have come into contact with any individual who has tested positive for COVID-19. At every one of our facilities, we have worked closely with our government agency partners and local health officials to develop COVID-19 emergency plans and testing policies for the individuals in our care.

In March of this year, we started procuring additional personal protective equipment and began issuing it clinically needed at facilities impacted by COVID-19 and over the course of April we coordinated with our government partners to distribute personal protective equipment including face masks to all staff, inmates and detainees as a precautionary measure at all of our GEO Secure Services facilities. A few of our facilities primarily in our eastern region of the country have experienced multiple cases of COVID-19 in both our staff and individuals entrusted in our care.

A small percentage of these cases have required hospitalization and a very small number tragically resulted in fatalities which has left all of us with very heavy hearts. However, our facilities have thankfully not experienced a disproportionate impact from the pandemic and most of our facilities have had very few or no cases of COVID-19.

We are incredible grateful for our frontline employees who make daily sacrifices to report to work and provide high-quality and compassionate care to all of those in our facilities. We believe it is their dedication and commitment that have allowed GEO to effectively manage the spread of COVID-19 and mitigate its risk.

Before I turn the call over to Ann, I’d like to briefly discuss a few other operational highlights in the quarter. During the first quarter, we began the intake process under a new managed-only contract with the U.S. Marshals Service at the government-owned 512-bed El Centro Detention Facility in California. This new contract has a term of approximately nine years and is expected to generate approximately $29 million in annualized revenue.

Additionally, we completed the intake process and achieved normalized operations at our company-owned 1800-bed Northlake Correctional Facility in Michigan under a new 10-year contract with the Federal Bureau of Prisons. This 10-year contract is expected to generate approximately $37 million in annualized revenues. And in Texas, under two new 10-year contracts with the Bureau of Prisons, we work with Reeves County to complete the intake process and have achieved normalized operations at the county-owned 1800-bed Reeves County Detention Center of 1 and 2, and the 1,376-bed Reeves County Detention Center 3.

As a reminder, GEO provides management consulting and support services to Reeves County in relation to this facility, while the county holds the contract with the Bureau of Prisons for the operation of the facility.

Finally, we are continuing to undertake expansion projects at our Ravenhall, Junee and Fulham facilities in Australia, which are expected to add close to 1,000 beds during 2020.

At this time, I’ll turn the call over to Ann for a review of GEO Care. Ann?

Ann M. Schlarb

Senior Vice President & President-GEO Care, The GEO Group, Inc.

Thank you, Dave. Good morning, everyone. I’d like to provide you an update on the steps we’ve taken to address the risk and mitigate the spread of COVID-19 across our GEO Care business unit. Consistent with the efforts undertaken by our GEO Secure Services facilities, all of our residential facilities in GEO Reentry and GEO Youth Services had issued COVID-19 guidance, consistent with the guidance issued by the Centers for Disease Control and Prevention. We have updated our policies and procedures to include best practices for the prevention, assessment and management of COVID-19, including the implementation of quarantine and cohorting procedures to isolate confirmed and presumptive cases of COVID-19.

We have provided educational guidance to our employees and all individuals in our care of the best preventative measures to avoid the spread of COVID-19 and we have increased the distribution of personal hygiene products. Similar to our GEO Secure Services facilities, we have deployed specialized sanitation teams to sterilize high contact areas of our facilities and have developed special schedules and procedures for the cleaning and disinfecting our facility spaces using sanitation products that are proven healthcare grade disinfectants.

We have also advised our employees to remain home if they exhibit flu-like symptoms and have exercised flexible paid leave and paid time-off policies to allow for employees to remain home as needed. We have implemented additional screening measures for entry into our facilities and we are providing face masks to all staff and residents. At all of our facilities, we have worked closely with our government agency partners and local health officials to develop COVID-19 emergency plan and testing policies consistent with CDC guidance. We have also established rapid response teams to be deployed to assist facilities that have been impacted by COVID-19. The COVID-19 pandemic has affected many communities where our employees live especially in the Northeast.

Before I turn the call back to George, I would also like to thank all our GEO Care employees whose dedication and daily sacrifice make us all very proud. Our frontline employees report to work every day to care for all our participants in both residential and non-residential programs and have found innovative ways to deliver rehabilitation programming through virtual technologies in ways we have never seen before. We are incredibly proud of all of our employees.

At this time, I’ll turn the call back to George for his closing remarks. George?

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

Thank you, Ann. At times of unprecedented uncertainty, we often see the best in our people and their abilities. We are incredibly proud of all of our employees whose daily commitment and dedication has allowed our company to meet this crisis head on. As you’ve heard today, we have taken comprehensive steps to address and mitigate the risks of COVID-19 across all of our facilities and programs. Ensuring the health and safety of all of those in our care and our employees has always been our number one priority.

We are committed to working closely with our government agency partners and local health officials across the country as well as continue to fight the spread of COVID-19. Despite the significant challenges associated with this global pandemic, our business earnings and cash flows remain resilient. We’ve taken what we believe is a prudent approach to our guidance for the full year and we believe we have adequate liquidity and access to capital. We remain focused on the effective allocation of capital and on the continued enhancement of long-term value for our shareholders, which include many of our employees.

Finally, I want to thank David Donahue for his 11 years with GEO and bringing an additional professionalism to our company. David will be retiring on July 11 and will be followed by Blake Davis, who is presently in the role of President of GEO Secure Services.

That completes our presentation. We will be glad to address any questions.

Question And Answer Section

Operator

We will now begin the question-and-answer session. [Operator Instructions] And our first question comes from Joe Gomes of Noble Capital. Please go ahead.

Joe Gomes

Analyst, Noble Capital Markets, Inc.

Good morning, and thanks for taking my questions. Can you hear me?

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

Yes, I can. Good morning.

Joe Gomes

Analyst, Noble Capital Markets, Inc.

Okay. Thank you. Just wanted to first kind of starting with – if you could give me a little review of how the quarter played out, we had January, February, were you close to or above your expected plan? And then, when in March did you really start to see the COVID impact?

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

I think it was mid-March, so it was late in the quarter. And we made our quarter results, but our revised guidance is indication that the occupancies did recede in late March and have stayed there and we’ve taken, I think, the prudent approach of forecasting the continuation until the situation changes.

Brian R. Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

And Joe, if I could just add to what George mentioned, our normal expectation in Q3 would have been – or Q1 would have been that the numbers would have started to – our occupancy levels would have started to improve towards the end of the first quarter. Cyclically, the first quarter is usually lower occupancy levels, but instead of that improvement starting which is why you see the step up in our original guidance from Q1 to Q2 through the rest of the year and instead we’ve essentially held the numbers kind of where we are today offset by some improvement from payroll tax expense not being as high in the second, third and fourth quarter. So, that’s kind of the way things trended against what we would normally expect to occur.

Joe Gomes

Analyst, Noble Capital Markets, Inc.

Okay. And kind of a follow-up on that one. So, if you look at ICE average daily populations, at the end of the year, for the month of December, there are 42,000, last – I think it was last week or two weeks ago, they were at 30,000 as an average daily population for the week or roughly a 26% decline from the beginning of the year, and you guys are talking about an 8% decline in your revenue from ICE year-over-year, and I just wondered maybe if you could give a little color to that as to how you square that with such a sharp drop in the ICE population since the beginning of the year?

Brian R. Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

Sure. So, first of all, as we mentioned in the call that 8% was a combination of ICE and U.S. Marshals. But as we mentioned and I think we mentioned in the call the majority of our contracts with – I have a fixed price component, a significant fixed price component to cover the high-level of fixed cost that it takes to operate a facility. So, even though the occupancy levels are lower, it’s not a proportionate impact to our revenues from the lower occupancy levels. So, that’s why those minimum occupancies or fixed price components of our contracts are so important. And most as George mentioned, most of our ICE contract have that, not quite as many of the U.S. Marshals, there’s a little more variability. And then, most of our state and our BOP contracts also have those fixed price arrangements. So, that’s why you see the impact more on ICE side just due to the volatility in those contracts and the U.S. Marshals.

Joe Gomes

Analyst, Noble Capital Markets, Inc.

Okay great. Thanks for the color on that. And then, lastly, if you could just talk a little bit your experience in previous economic downturns on overall prison population as we know the prison – overall prison populations have been declining over time here. What have you guys seen in the past when we’ve seen an economic downturn on the impact either positively or negatively on prison populations?

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

Well, usually the question is about economic situations. Our company seems to do just as well in difficult economic situations. As far as state populations, our state occupancy is fairly static. Our facilities are medium security and up. So, we’re not losing prisoners. The ones that are being released at the federal level are not our prisoners. They’re in other types of facilities in the state facilities as well. They’re usually released from low security institutions.

Joe Gomes

Analyst, Noble Capital Markets, Inc.

Okay, great. I’ll jump back in line. Thank you very much.

Operator

Our next question comes from Mitra Ramgopal of Sidoti. Please go ahead.

Mitra Ramgopal

Analyst, Sidoti & Co. LLC

Yes, hi. Good morning. Thanks for taking the questions. I was just curious in terms of how you see the environment playing out assuming we get back to hopefully normal before the end of the year. And I’m referring to, I think you mentioned the ICE Processing Centers, the operational guidance of 75% capacity to promote social distance and practices. And I was curious if you see that becoming the norm or you probably go back to how things were pre COVID-19?

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

We think that the guidance that was issued about the COVID-19 at 75% occupancy or below is a temporary measure that will be lifted once the health situations in their respective communities improves. Our facilities are primarily in the Sun Belt states where there has been less activity of the virus and we’re hopeful that the states that are reopening now as you hear them reported on the news that things will get back to normal in the next one, two, three months. But as a publicly-traded company, I think we have to be fairly prudent and conservative in our forecasts to account for all kinds of scenarios that may occur. So, the basis of our forecast is, as Brian mentioned is a continuation of the existing situation which we will hope will end in the near future. But we’ve provided guidance as we feel appropriate.

Mitra Ramgopal

Analyst, Sidoti & Co. LLC

Okay. And then, just a follow-up on that. I guess, obviously you’ve taken a number of steps to improve the safety, et cetera and the sanitation, I think you mentioned things like daily soap being available, et cetera. Are those things also just temporary or is that going to be sort of the norm going forward?

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

I think they’re temporary in the magnitude that they’re being applied at this time. We’re incurring cost for masks and gloves and disinfectants at a much higher level than we would expect in the future. But there probably will be a continuation to a lesser degree of some of these procedures just as some predicted, there could be a further outbreak in fall just like the flu season. But we have faced these situations on a larger extent previously where you have outbreaks of mumps or measles and people have to be quarantined. And so, in ICE, in particular, we faced these situations, we have the procedures, we have the organizational and financial resources to deal with these kind of situations.

J. David Donahue

Senior Vice President & President-GEO Secure Services, The GEO Group, Inc.

Mitra, this is Dave and to add to George’s comment, the focus and support for personal hygiene has always been sustained and maintained at very high-level in our organization. So, those protective equipment that are now specific to COVID-19, we would anticipate those to be lessened in the future as the pandemic is obviously medically understood and scientifically controlled. But, our focus on personal hygiene has always been at the highest levels.

Mitra Ramgopal

Analyst, Sidoti & Co. LLC

So, thanks. I appreciate the clarification. Just wanted to touch base on CapEx, I know you pulled on that a little and a number of companies are obviously scaling back their CapEx or investment spending given the low visibility and the uncertainty that’s out there right now. But, just curious for some of them, it’s more about cash constrained, et cetera. It seems like in your case, it’s probably more just reduced opportunities in the near-term given the environment as opposed more liquidity issues. Is that fair?

Brian R. Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

That’s correct. I think we looked at – we changed the growth CapEx a little bit, but most of the reduction was on the maintenance side and I think that’s just deferring and pushing some stuff out a little bit further. So, no liquidity issues, just trying to find some offsets to the reductions that we had to take on the revenue side.

Mitra Ramgopal

Analyst, Sidoti & Co. LLC

Thanks. And then, just finally again on the growth initiatives, obviously, international is something you have always been looking at in terms of expanding. I was just curious, if you’re seeing any major changes on that front in light of a global pandemic? And also, just on the acquisition front, I’m assuming that some of your competitors or other players in the space are having – would like to be also experiencing some tough conditions and might present some opportunities for you near, medium term and any thoughts on that?

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

Well, on the international front, we have expansions occurring in Australia as, I think, Dave mentioned. So, that still looks quite good for us. And as far as acquisitions, we really don’t talk about that very much.

Mitra Ramgopal

Analyst, Sidoti & Co. LLC

Okay. Thanks again for taking the questions. [Operator Instructions]

Operator

And our next question will come from Matthew Larson of National Securities. Please go ahead.

Okay. Thanks for taking my call. Appreciate it. I’m not really surprised that your guidance for the remainder of the year has been lessened, I mean, the virus issue has made business difficult across all industries. And actually your reduction is, to me, minimal. If I’m looking at the numbers, your revenues were down $100 million and your AFFO was down about 10% or 12% or something like that. But the stock’s down quite a bit more than that. And in a world where yield is at a premium and the yield that’s from your dividend is really enormous, which should be attractive to people, what do you think you all could do to get your stock price up? I mean the yield should be attracting people and I understand that there is certain groups of people who won’t invest in for profit prisons and things like that.

But, since there’s really only two firms yourself and CoreCivic that are publicly traded in this area and there’s plenty of private equity money out there, trillions I understand, that would love the sort of return you’re able to generate. Is there a game plan to hopefully get this price up, since you don’t have any coverage or sponsorship out there and other ways that normally you might be able to generate some interest in the stock, once some of these concerns fade away, whether the political concerns, or if the virus finally abates?

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

Well, I think, as the second quarter unfolds, shareholders will see a stark comparison between our company and the industry versus others and we’re an essential government service providers, you correctly stated that our profitability is may be compressing by 10%, 11%, but that’s far better than the typical companies throughout the country, and I think shareholders and investors will see a stark comparison as time moves forward this year, and we plan to reach out to the investment community throughout the year in different road shows and talk about the company and remind them of the kind of business we’re in, the predictability of our cash flows and the generous nature of our dividend. So we think the economic conditions are in our favor and, in time, more and more people will see this and the stock will increase.

All right. Okay. Thank you. That’s kind of my thoughts as well, it’s just a matter of time as long as you can execute. In the meantime, if you can maintain some semblance of your current dividend that’s going to continue to attract some attention. So, thanks for your time this morning.

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

Thank you.

Operator

Our next question comes from David Naftzger of Artiea Capital Management. Please go ahead.

David Naftzger

Analyst, Artiea Capital Management.

Hi. My question is kind of in the line of the last one and – actually last two. What portion of – I mean, your industry is under attack by a certain group of people in the country, what portion of prisons beyond the two public companies are private prison facilities?

Brian R. Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

I mean, between ourselves and CoreCivic, we’re about 80% of the privately managed facilities in the US.

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

Maybe more.

Brian R. Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

Yeah, maybe a little bit more now, so less than – 20% or less.

David Naftzger

Analyst, Artiea Capital Management.

Okay. And do you have any incentive, other than just being good corporate citizens and citizens of world for GEO Care? Do you get any reward in some way for helping your patients and reducing recidivism?

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

Well, I think, our state clients in particularly know the value of the Continuum of Care program that we’ve established, which we think is among the best offender rehabilitation programs in the world, because it’s so comprehensive in nature with respect to its rehabilitation components on-site as well as the post-release services which we provide once they leave the facility in providing them assistance for financial purposes, transportation, employment, housing. We have I think 15 positions slotted just for that purpose, post-release services. So, in the state incarceration sector, we think we’re bringing a lot to the table as far as rehabilitation more than any other organization I’m aware of. We have 50 people in our corporate offices. That’s what they do. They’re part of the rehabilitation program. So, I’m not aware of any other organization in the world correctional, public or private that has assembled the number of people that we have and contributes — what portion of our profit is it?

Brian R. Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

10%.

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

10% of GEO’s net profit is spent on supporting this offender rehabilitation program. I can’t think of any other companies in the world that committed 10% of their profits to offender rehabilitation or criminal justice reform as we have.

David Naftzger

Analyst, Artiea Capital Management.

Okay. Well I’m glad to hear that because it’s such a political issue of what you do. And as a believer in good capitalism, I think that happens all of the time. But the way you get you’re under attack as though you’re not doing, but my suspicion is you’re doing better than the state-run facilities and the federal facilities. And I just like...

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

Yeah.

David Naftzger

Analyst, Artiea Capital Management.

... the previous question was...

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

And we...

David Naftzger

Analyst, Artiea Capital Management.

... how do you get the word out and get the people buy the stock?

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

We would be releasing our next annual report that describes the activities of the Continuum of Care program for 2019. That will be out next month and we’ll – we’ll send that to all of our shareholders and investors.

David Naftzger

Analyst, Artiea Capital Management.

Okay. Look forward to it because I’d like to have more good feeling publicity rather than people saying, oh, state...

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

Yeah.

David Naftzger

Analyst, Artiea Capital Management.

.... private industry should not profit from prisoners as though you create prisoners, you don’t create prisoners, you...

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

No.

David Naftzger

Analyst, Artiea Capital Management.

...house them. Right.

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

We take care of them and it was really in our own initiative that we developed this program. We weren’t paid to do it. We spent our own money developing it for many, many years and we’re proud that we have what we believe is possibly the finest offender rehabilitation program in the world.

David Naftzger

Analyst, Artiea Capital Management.

Keep up the good work and get the word out. Thank you.

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

Thank you.

Operator

Our next question comes from Harvey Poppel of Poptech LP. Please go ahead.

Harvey Poppel

Owner, Poptech LP

Thank you very much. You’ve been very clear about the impact. I appreciate the clarity. You made one comment though very briefly and I would want to just have you comment on it. You said something to the effect that your results are adequate to cover the dividend, does that imply that the dividend is safe for now?

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

Is safer — I’m not sure what your questions is. Is — are you asking whether it’s temporarily safe?

Harvey Poppel

Owner, Poptech LP

Well, I think, whatever comments you’ll have, but how far out is it do you see that it’s safe?

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

Well, it’s certainly safe consistent with our forecasts, our guidance.

Harvey Poppel

Owner, Poptech LP

Okay. Good. The second question that’s – that’s the clarification I was looking for. The second question is regarding the overhang on the stock which comes from the threat of a Democratic sweep at the end – in November. And would like to get your comments on what the downside of that might look like and how you’re preparing for it?

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

Well, there might be less occupancy in our ICE facilities, but I don’t think it would be less than it is today. We operated very profitably under the eight years of the Obama administration. In fact, we expanded considerably under the Obama administration, and the reason why is because under that administration, there was a raising of the standards of quality for those that were civilly detained. And there were physical plant upgrades that were necessary, staffing upgrades, healthcare upgrades, and a lot of the previous governmental service providers for ICE in particular said, no, we’re not able to meet those requirements and the ICE turned to the private sector which did meet those standards. So we built new facilities and that met those standards, and we grew under a democratic administration and that, I would think, if there is a democratic President such as the former Vice President that he would have a continuation of those policies.

Harvey Poppel

Owner, Poptech LP

Okay. Thank you very much.

Operator

This concludes our question-and-answer session. I would like to turn the conference back over to George Zoley for any closing remarks.

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

Well, thanks to everyone for joining us today. We look forward to addressing you on the second quarter earnings call. Thank you.

Operator

The conference has now concluded. Thank you for attending today’s presentation. And you may now disconnect.